Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 7 DATED NOVEMBER 1, 2016
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016, as supplemented by Supplement No. 1 dated July 13, 2016, Supplement No. 2 dated August 1, 2016, Supplement No. 3 dated August 16, 2016, Supplement No. 4 dated September 1, 2016, Supplement No. 5 dated September 29, 2016 and Supplement No. 6 dated October 1, 2016. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:

•	disclose our daily net asset value per share for our Class A shares, Class I shares and Class T shares for the month of October 2016

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of October 2016:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
October 3, 2016	$13.28	$13.38	$13.22
October 4, 2016	$13.26	$13.37	$13.20
October 5, 2016	$13.25	$13.35	$13.18
October 6, 2016	$13.25	$13.35	$13.18
October 7, 2016	$13.25	$13.35	$13.18
October 10, 2016	$13.26	$13.36	$13.19
October 11, 2016	$13.25	$13.35	$13.18
October 12, 2016	$13.28	$13.38	$13.22
October 13, 2016	$13.29	$13.39	$13.23
October 14, 2016	$13.28	$13.39	$13.22
October 17, 2016	$13.29	$13.39	$13.23
October 18, 2016	$13.30	$13.40	$13.24
October 19, 2016	$13.30	$13.40	$13.24
October 20, 2016	$13.30	$13.40	$13.24
October 21, 2016	$13.30	$13.40	$13.24
October 24, 2016	$13.30	$13.40	$13.24
October 25, 2016	$13.30	$13.40	$13.24
October 26, 2016	$13.29	$13.39	$13.22
October 27, 2016	$13.26	$13.36	$13.19
October 28, 2016	$13.26	$13.37	$13.20
October 31, 2016	$13.28	$13.38	$13.21
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.